UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2019

CEVA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

1174 Castro Street, Suite 210, Mountain View, CA (Address of Principal Executive Offices)	94040 (Zip Code)

650/417-7900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2019 Executive Bonus Plan for Chief Executive Officer and Chief Financial Officer

On February 7, 2019, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CEVA, Inc. (the “Company”) approved a 2019 Executive Bonus Plan (the “2019 Executive Plan”), effective as of January 1, 2019, for Gideon Wertheizer, the Company’s Chief Executive Officer, and Yaniv Arieli, the Company’s Chief Financial Officer.

The Committee believes that the 2019 Executive Plan is an important part of maintaining the overall competitiveness of the Company’s executive compensation program and serves as an effective device to motivate its executive officers to achieve the financial and strategic goals and objectives reflected in the Company’s annual operating plan, which are designed to further the creation of long-term stockholder value.

Parameters of the 2019 Executive Plan are as follows:

Weighting	Financial Target	Threshold for Receipt of Bonus	Linear Calculation from 90% to 100% of Target	Linear Calculation from 100% to 110% of Target
40%	2019 non-GAAP budget approved by the Board (the “2019 Revenue Target”)	90% of 2019 Revenue Target	If the Company achieves 95% of the 2019 Revenue Target, 95% of the bonus amount, which is subject to a 40% weighting, would be payable

For both financial targets (i.e. the 2019 Revenue Target and 2019 EPS Target), if actual result exceeds 100% of the target, every 1% increase of the target, up to 110%, would result in an increase of 3.5% for Mr. Wertheizer and an increase of 2.5% for Mr. Arieli.

40%	Specified 2019 non-GAAP earnings per share approved by the Board (the “2019 EPS Target”)	100% of 2019 EPS Target	N/A
20%	Discretionary bonus based on the determination of the Committee of the Board.

Under the 2019 Executive Plan, the target annual cash incentive award opportunities for each of Messrs. Wertheizer and Arieli are established as a percentage of each such executive officer's base salary for 2019. The target and maximum award opportunities for Messrs. Wertheizer and Arieli for 2019 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Gideon Wertheizer	70%	110%
Yaniv Arieli	50%	75%

Payment of bonuses (if any) will be made in 2020. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax holdings.

Due to their strategic significance, the Company believes that the disclosure of the 2019 Revenue Target and 2019 EPS Target under the 2019 Executive Plan would cause future competitive harm to the Company and therefore are not disclosed.

The above is a description of the 2019 Executive Plan provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information.

2019 Incentive Bonus Plan for EVP, Worldwide Sales

On February 7, 2019, the Committee approved a 2019 Incentive Plan (the “Ohana 2019 Plan”) for Issachar Ohana, the Company’s Executive Vice President, Worldwide Sales, effective as of January 1, 2019.

In accordance with the Ohana 2019 Plan, which is substantially similar to Mr. Ohana’s 2018 incentive plan, his bonus is based on a formula using a specified 2019 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2019 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2019 annual revenue target beyond 100%. Mr. Ohana’s bonus based on the achievement of the 2019 annual revenue target is capped at $155,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2019 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2019 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2019 annual revenue target but Mr. Ohana would not be subject to any cap if the 2019 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2019 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under the Ohana 2019 Plan would cause competitive harm to the Company and therefore are not disclosed.

The foregoing description of the Ohana 2019 Plan is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1     2019 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit is redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: February 13, 2019	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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